Exhibit 10.2

EXECUTION VERSION

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of August 17, 2026 by and between (i) Newbury Street II Acquisition Corp, a Cayman Islands exempted company (together with its successors, including after giving effect to the Domestication (as defined below), “SPAC”) and (ii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, on or about the date hereof, (i) SPAC, (ii) Fort Robotics, Inc., a Delaware corporation (the “Company”), and (iii) Hugo Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of SPAC (“Merger Sub”), entered into that certain Agreement and Plan of Merger (as may be amended, modified, supplemented and/or restated from time to time in accordance with the terms thereof, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, upon consummation of the transactions contemplated by the Merger Agreement (the “Transactions”), among other matters, (a) SPAC will continue out of the Cayman Islands and become domesticated as a corporation in the state of Delaware (the “Domestication”), (b) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving such merger as a wholly-owned subsidiary of SPAC (the “Surviving Corporation”), and (c) as a result of which, all of the issued and outstanding capital stock of the Company as of immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive its pro rata share of the Merger Consideration as set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable Law;

WHEREAS, as of the date hereof, Holder is a holder of Company Securities in such amounts and classes or series as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Merger Agreement, and in view of the valuable consideration to be received by Holder thereunder, the parties desire to enter into this Agreement, pursuant to which the Merger Consideration Shares received by Holder in the Transactions (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), shall become subject to the restrictions set forth herein.

 NOW, THEREFORE, in consideration of the foregoing premises, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Subject to Sections 1(b) and 1(f) of this Agreement, Holder hereby agrees not to, during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of (x) the one-year anniversary after the date of the Closing, (y) the date upon which the last reported sale price of SPAC Common Stock equals or exceeds $12.00 per share (as equitably adjusted for share subdivisions, share consolidations, share capitalizations, stock splits, stock dividends, reorganizations and recapitalizations and the like) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period, commencing at least one-hundred and fifty (150) days after the Closing, and (z) the date after the Closing upon which SPAC completes a liquidation, merger, stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of SPAC’s stockholders having the right to exchange their equity holdings in SPAC for cash, securities or other property: (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or enter into any agreement to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any Restricted Securities, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Restricted Securities, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B) (any of the foregoing described in clauses (A) and (B), a “Prohibited Transfer”).

(b) The restrictions set forth in Sections 1(a) and 1(e) (the “Lock-Up Restrictions”) shall not apply to the transfer or other disposition of any or all of the Restricted Securities owned by Holder (I) by gift or charitable contribution; (II) by will or other testamentary document or intestate succession upon the death of Holder; (III) to any Permitted Transferee (as defined below); (IV) pursuant to a court order or settlement agreement or other domestic order related to the distribution of assets in connection with the dissolution of marriage or civil union or other Order by a Governmental Authority; (V-1) as a pledge or other grant of a security interest in Restricted Securities to one or more bona fide financial institutions as collateral or security for any bona fide loans, advances, extensions of credit or other debt transaction entered into by Holder, provided, that any such financial institution to whom the Restricted Securities are pledged, or to whom a security interest is granted, acknowledges and agrees in writing that the Restricted Securities are subject to this Agreement and that any such financial institution shall not be entitled to enforce its rights and remedies with respect to the Restricted Securities, including, without limitation, the right to vote, sell or take ownership of such Restricted Securities, until after the Lock-Up Period and any foreclosure, sale or other transfer by any such financial institution of any Restricted Securities during the Lock-Up Period shall constitute a Prohibited Transfer; (V-2) in the case of an investment fund credit facility, as a pledge or other grant of a security interest in Restricted Securities to one or more bona fide financial institutions as collateral or security (but constituting not more than 1/3 of the total value of such pool of collateral or security) for any bona fide loans, advances, extensions of credit or other debt transaction (or enforcement thereunder) entered into by Holder or any of its affiliates, or any refinancings thereof, and any transfers of such Restricted Securities upon foreclosure thereof, so long as the applicable transferee agrees in writing to be bound by the restrictions set forth herein; (VI) to SPAC pursuant to any contractual arrangement in effect on the date of this Agreement that provides for the repurchase of shares of SPAC Common Stock in connection with the termination of the Holder’s employment with or service to SPAC; (VII) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of SPAC Common Stock or the vesting or settlement of stock-based awards of SPAC; or (VIII) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of SPAC Common Stock; provided, however, that in any of cases (I), (II), (III), (IV), (V-1) or (V-2), it shall be a condition to such transfer that the transferee executes and delivers to SPAC an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement; provided further, that a Holder may establish a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act so long as such plan does not provide for the transfer of Restricted Securities during the Lock-Up Period. Notwithstanding the foregoing, SPAC and the Company may mutually agree that certain of the Restricted Securities may be released from Lock-Up Restrictions to the extent reasonably necessary, and as mutually agreed upon by SPAC and the Company, in order for SPAC to meet the exchange listing standards in connection with the listing of SPAC Common Stock on Nasdaq or NYSE upon the Closing (an “Exchange Release”). As used in this Agreement, the term “Permitted Transferee” shall mean: (i) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (ii) any trust, or other entity formed for estate planning purposes, for the direct or indirect benefit of Holder or the immediate family of Holder, (iii) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (iv) if Holder is an entity, to limited partners, shareholders, members of, or owners of similar equity interests in Holder, including, for the avoidance of doubt, where Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership, (v) any affiliate of Holder, (vi) a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under this Section 1(b) and (vii) a charitable organization. Holder further agrees to execute such agreements as may be reasonably requested by SPAC that are consistent with the foregoing or that are necessary to give further effect thereto.

(c) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and SPAC shall, and any duly appointed transfer agent for the registration or transfer of the securities described herein is hereby authorized to, refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, SPAC may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(d) During the Lock-Up Period, each certificate (or book entry statement) evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF AUGUST 19, 2026, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e) For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of SPAC during the Lock-Up Period, including the right to vote any Restricted Securities.

(f) For the avoidance of any doubt, the Lock-Up Restrictions shall not apply to any shares of SPAC Common Stock acquired (x) in the public market, (y) pursuant to the Initial PIPE Subscription Agreements or other subscription agreements pursuant to which the Holder agrees to subscribe for and purchase shares of SPAC Common Stock and such purchases occur immediately prior to, or substantially concurrently with the Closing or (z) pursuant to any Company SAFEs outstanding immediately prior to the Closing.

2. Miscellaneous.

(a) Termination of Merger Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. Each of the parties hereto represents and warrants that such party has full power and authority to enter into this Agreement and further agrees that this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of SPAC. SPAC may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c) Third Parties. Except as provided in Sections 2(b) and 2(h) and this Section 2(c), nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party. Notwithstanding the foregoing, each of the parties hereto hereby acknowledges and agrees that Sponsor is a third-party beneficiary of this Agreement for purposes of Sections 2(b) and 2(h).

(d) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (or, in each case, any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the Specified Courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g). Nothing in this Section 2(d) shall affect the right of any party to serve legal process in any other manner permitted by Law.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

(f) Interpretation. The titles and subtitles contained in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by email with affirmative confirmation of receipt, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to SPAC at or prior to the Closing, to: Newbury Street II Acquisition Corp 121 High Street, Floor 3 Boston, Massachusetts 02110 Attn: Thomas Bushey Telephone No.: (617) 334-2805 Email: [***]

With a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:        Barry I. Grossman, Esq.;

Matthew A. Gray, Esq.

Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300

Email:      [***];

 [***]

If to SPAC after the Closing, to: 1608 Walnut St. 12th Floor Philadelphia, PA 19103 Attn: Samuel Reeves Telephone No.: 267-515-5880 Email: [***]	with copies (which will not constitute notice) to: Fenwick & West LLP 902 Broadway 18th Floor New York, NY 10010 Attn: Aman D. Singh Telephone No.: 212-430-2600 Email: [***]
If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of SPAC, Holder and, from and after the Closing, Sponsor. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. In the event that (i) the Company, SPAC or Sponsor enters into any Lock-Up Agreement with a Significant Company Holder, or amends any existing Significant Company Holder’s Lock-Up Agreement, or waives any Lock-Up Restrictions therein (including to effect an Exchange Release), to include terms materially more favorable to any other Significant Company Holder, or (ii) the Company or SPAC amends the lock-up provisions of that certain letter agreement, dated as of October 31, 2024 (as amended on or about the date hereof by that certain Amendment to Letter Agreement, the “Insider Letter”), by and among the SPAC, Sponsor and certain officers and directors of SPAC (collectively, the “Insiders”), or waives any restrictions therein, to include terms materially more favorable to any of the Insiders, then the Company, SPAC or Sponsor, as applicable, shall amend this Agreement, or waive the applicable Lock-Up Restrictions, to incorporate such more materially favorable terms; provided, that, for the avoidance of doubt, the foregoing clause (ii) shall not apply to any amendment to, or waiver of, the transfer restrictions applicable to Founder Shares that are actually used to secure commitments from investors for Initial PIPE Financing or any other Transaction Financing.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and SPAC will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, SPAC shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of SPAC or any of the rights, remedies or obligations of Holder under any other agreement between Holder and SPAC or any certificate or instrument executed by Holder in favor of SPAC, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of SPAC or any of the rights, remedies or obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts. This Agreement may be executed and delivered (including by facsimile, portable document format or other electronic transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

SPAC:

NEWBURY STREET II ACQUISITION CORP

By:	/s/ Thomas Bushey
Name:	Thomas Bushey
Title:	Chief Executive Officer

{Additional Signature on the Following Page}

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder: [____________________]

By:
Name:
Title:

Number and Type of Shares of Company Securities:

Company Common Stock:

Company FF Preferred Stock:

Company Series Seed Junior Prime Preferred Stock:

Company Series Seed 2 Junior Prime Preferred Stock:

Company Series B Junior Prime Preferred Stock:
Company Series B Senior Prime Preferred Stock:

Company Series B-1 Preferred Stock:
Company Series B-2 Preferred Stock:

Address for Notice:

Address:

Telephone No.:

Email: